PURCHASE AGREEMENT, made as of the 6th day of January, 1999 (this "Agreement")

BETWEEN

1. The Seller listed in Annex I hereto (the "Vendor"), whose address is listed in Annex I, and

2. Dresdner Kleinwort Benson North America LLC, a company registered in Delaware and having its registered office at 75 Wall Street, New York, New York 10005-2889, United States, in its capacity as agent for Kleinwort Benson Securities Limited, a company registered in the United Kingdom having its registered office at 20 Fenchurch Street, London EC3P 3DB (the "Purchaser").

WHEREAS

The Vendor desires to sell to the Purchaser, and the Purchaser, subject to the terms and conditions set out in this Agreement, desires to purchase from the Vendor, an aggregate of 253,765,818 ordinary shares, par value 10 pence per share (the "Sale Shares") of Telewest Communications Plc (the "Company"), a company incorporated in the United Kingdom and having its principal executive office at Genesis Business Park, Albert Drive, Woking, Surrey, GU21 5RW, at a price per Sale Share as set forth below and otherwise on the terms set out in this Agreement;

NOW IT IS HEREBY AGREED as follows:

1. On and subject to the terms and conditions of this Agreement, the Vendor,as beneficial owner, hereby agrees to sell, to the Purchaser the number of Sale Shares listed by its name in Annex I hereto, and the Purchaser agrees to purchase such Sale Shares, which Sale Shares shall rank pari passu in all respects with all other issued ordinary shares, par value 10 pence per share, of the Company, as the case may be, at the purchase price set out below and free from all pledges, liens, security interest or other encumbrances, and with all rights attaching thereto, including, for the avoidance of doubt; any dividends, distributions, and other rights hereafter declared, made or paid in respect thereof. The time and date of such sale and purchase shall be 10 a.m., London time, on January 15, 1999, or at such other time and date as the Vendor and the Purchaser may agree upon in writing. Such date is herein called the "Settlement Day".


2. (A) The Vendor shall, or shall direct its representative to, instruct the Company's register holder to instruct its custodian or other settlement agent to release the Sale Shares in certificated form to Kleinwort Benson Securities, together with an executed CREST Transfer Form and any other supporting documentation which might be required by the registrar in order to make good delivery of the Sale

          Shares as soon as possible, but in any event so as to be received by Kleinwort Benson Securities no later than 5:00 p.m. London time on January 12, 1999;

     (B) Against performance of the obligations referred to in sub-clause (A) above (or such other arrangements, which may include escrow or other safekeeping arrangements satisfactory to the Vendor and the Purchaser to ensure that the Purchaser receives, on the Settlement Day, the Sale Shares free of any pledge, lien, security interest or other encumbrance of any kind), the Purchaser shall; on the Settlement Day, transfer to the Vendor by wire transfer to an account of the Vendor or an affiliate of the Vendor at National Westminster Bank, in accordance with instructions received from the Vendor, the purchase price for the Sale Shares sold by the Vendor hereunder.

3. The purchase price per share to be paid by the Purchaser for the Sale Shares on Settlement Day shall be 175.25 pence per Sale Share, for an aggregate of 444,724,596.05 British pounds for all of the Sale Shares.

4. (A) The Vendor undertakes, at its own expense, to execute all such documents and do all such acts and things as the Purchaser or its assignee may reasonably require in order to give effect to the terms of this Agreement and to enable the sale and purchase of the Sale Shares to be carried out and given full force and effect.

     (B) The Purchaser undertakes at its own expenses, to execute all such documents and do all acts and things as the Vendor or its assignee may reasonably require in order to give effect to the terms of this Agreement and to enable the sale and purchase of the Sale Shares to be carried out and given full force and effect.

     (C) Except as provided in sub-clauses 4(A) and 4(B) hereof, each party hereto shall bear its own fees, disbursements, costs and expenses incident to the performance of its respective obligations hereunder.

5. (A) The Vendor hereby makes to the Purchaser the representations, warranties and undertakings set forth in Annex II hereto as of the date hereof and as of the Settlement Day.

     (B) The Vendor shall notify the Purchaser forthwith if on or prior to the Settlement Day it comes to the Vendor's knowledge that any of the representations, warranties, undertakings or agreements set out in Annex II hereto ceases to be true and accurate in all material respects or becomes misleading in any material respect or that there has been any material breach of any of such representations, warranties, undertakings or agreements.

     (C) The Purchaser makes to the Vendor the representations, warranties and undertakings set forth in Annex III hereto as of the date hereof and as of the Settlement Day.

6. The obligations of the Purchaser hereunder are subject, in its discretion, to the conditions that:

     (A) prior to the Settlement Day, there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Company's most recent annual report or subsequent information releases issued prior to the Settlement Day that, is material and adverse to the Company and that makes it, in the reasonable judgment of the Purchaser, impracticable to conduct the placement of the Sale Shares in the manner contemplated herein.

     (B) all representations and warranties and other statements of the Vendor herein are, at and as of the Settlement Day, true and correct in all material respects;

     (C) the Vendor is in compliance with all material contracts to which it is a party, and there does not exist any event or condition upon consummation of the sale by the Vendor of the Sale Shares as contemplated by this Agreement, which, upon the giving of notice or the lapse of time or both, would (i) constitute a default or event of default under, or (ii) entitle any other party thereto to accelerate, renegotiate or terminate, or receive any payment under, any such material contract; and

     (D) all of the Sale Shares shall have been delivered to the Purchaser in accordance with sub-clause 2(A) hereof.

     The Purchaser in its sole discretion may waive any of the foregoing conditions.

7. The obligations of the Vendor hereunder are subject, in its discretion, to the following conditions:

     (A) all representations and warranties and other statements of the Purchaser herein are, at and as of the Settlement Day, true and correct in all material respects; and

     (B) the full purchase price shall have been delivered to the Vendor in accordance with sub-clause 2(B) hereof.

    The Vendor in its sole discretion may waive any of the foregoing conditions.


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                                      - 4 -

8. (A) The Vendor shall indemnify and hold harmless the Purchaser against any losses, claims, damages or liabilities to which the Purchaser may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) relate to or arise out of any breach or alleged breach of the Vendor's representations and warranties, covenants or other undertakings in this Agreement; and the Vendor shall reimburse the Purchaser for any duly itemised legal or other expenses (including counsel's fees) reasonably incurred by the Purchaser in connection with investigating any such action or claim as such expenses are incurred.

      (B) The obligations of the Vendor under this Paragraph 8 shall be in addition to any liability which the Vendor may otherwise have and shall extend, upon the same terms and conditions, to the partners, managing directors, officers, employees and controlling persons within the meaning of the United States Securities Act of 1933, as amended (the "Securities Act"), if any, as the case may be, of the Purchaser and each of its affiliates within the meaning of the Securities Act (and shall include the partners of any such affiliate).

      (C) The obligations of the Vendor set forth in this Paragraph 8 shall survive termination of this Agreement.

9. The respective indemnities, agreements, representations, warranties and other statements of the Vendor and the Purchaser, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Purchaser, or any controlling person of the Purchaser, or the Vendor or any officer or director or any controlling person of the Vendor, and shall survive delivery of and payment for the Sale Shares.

10. All statements, requests, notices and agreements hereunder shall be in writing and shall be delivered or sent by mail, telex or facsimile transmission, if to the Vendor as noted on Annex I, and if to the Purchaser, to:

                  Dresdner Kleinwort Benson North America LLC
                  75 Wall Street
                  New York
                  New York 10005-2889
                  United States
                  Attention:  Jerome Pilpel
                  Telephone:  212-429-3265
                  Facsimile:  212-583-3615



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                                      - 5 -

     Any notices to the Vendor as set forth in Annex I will be copied to:

                  Dow, Lohnes & Albertson, PLLC
                  1200 New Hampshire Avenue, N.W.
                  Suite 800
                  Washington, D.C.  20036-6802
                  United States
                  Attention:  Stuart A. Sheldon
                  Telephone:  202-776-2527
                  Facsimile:  202-776-2222

     Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

11. This Agreement shall be binding upon, and inure solely to the benefit of, the Purchaser and the Vendor and, to the extent provided in Paragraphs 8 and 9 hereof, any partners, managing directors, directors, officers, employees and controlling persons of the Vendor or the Purchaser, or any affiliates of the Vendor or the Purchaser (including the partners of such affiliate), and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. Time shall be of the essence in this Agreement.

12. This Agreement will be governed and construed in accordance with the law of the State of New York. The New York State and US federal courts will have jurisdiction in relation to this Agreement.

13. This Agreement may be signed in any number of counterparts and via facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS THEREOF this Agreement has been duly executed as of the day and year first before written.


COX UK COMMUNICATIONS LP
By:  Cox Communications International, Inc. as general partner


By:       /s/ Dallas S. Clement
Name:  Dallas S. Clement
Title:    Treasurer


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                                      - 6 -


DRESDNER KLEINWORT BENSON NORTH AMERICA LLC

As Agent for Kleinwort Benson Securities Limited


By:      /s/ Xavier Rolet
Name:  Xavier Rolet
Title:    Director


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                                      - 7 -

                                     ANNEX I


Vendor                                                 Number of Sale Shares

Cox UK Communications LP                                   253,765,818
c/o The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801
United States


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                                      - 8 -

                                    ANNEX II

           Representations, Warranties and Undertakings of the Vendor

The Vendor hereby represents, warrants and undertakes to the Purchaser, that:

A. It has full power under its constitutive documents and applicable law, and all authorizations, approvals, consents and licenses required by it have been unconditionally obtained and are in full force and effect, to permit it to enter into and perform this Agreement and any powers of attorney appointing an attorney to act for the Vendor; the execution and delivery by such Vendor of, and the performance by the Vendor of, this Agreement will not contravene any agreement or other instrument binding upon the Vendor, except for such contraventions that individually or in the aggregate would not have a material adverse effect on the Vendor; and this Agreement has been duly authorized, executed and delivered by the Vendor and is a valid and binding agreement of the Vendor enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and except as the availability of remedies may be limited by equitable principles of general applicability;

B. The Sale Shares have been duly and validly authorized and issued and are fully paid and non-assessable and rank pari passu in all respects with the other ordinary shares of the Company; no person has any conflicting right, contingent or otherwise, to purchase or to be offered for purchase the Sale Shares, or any of them; the Vendor has valid title to, and the legal right and the power to sell and transfer full beneficial legal interest in, the Sale Shares, and transfer of the Sale Shares to the Purchasers will pass title to such sales, free and clear of all security interests, liens, encumbrances, equities or other claims (except for any in favour of creditors of the Purchaser) together with all rights and advantages now and hereafter attaching to such Sale Shares;

C. Neither the Vendor nor any of its Affiliates has taken, directly or indirectly, any action which was designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Sale Shares;

D. Neither the Vendor nor any of its Affiliates nor any persons acting on its or their behalf has engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities
     Act) in the United States;

E. Neither the Vendor nor any of its Affiliates nor any person acting on its or their behalf has directly, or through any agency, engaged in any directed selling efforts (as that term


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                                      - 9 -

     is defined in Regulation S under the Securities Act ("Regulation S")) with respect to the Sale Shares;

F. The Vendor is not aware of any material information (including without limitation any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Company) that is not described in the Company's most recent annual report or subsequent public information releases which information is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Company and its subsidiaries;

G. Assuming the accuracy of the representations and warranties of the Purchaser in Annex III, neither the Vendor nor any its Affiliates nor any persons acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the Sale Shares under the Securities Act;

H. The Vendor reasonably believes that the Company is a "foreign private issuer" (as defined in Regulation S);

I. The Vendor reasonably believes that there is no substantial U.S. market interest (as defined in Regulation S) in the Sale Shares;

J. The Vendor reasonably believes that the Company is not an "investment company" within the meaning of the U.S. Investment Company Act of 1940, as amended; and

K. The Vendor reasonably believes that the Company is not a "passive foreign investment company" within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986.

                                    ANNEX III

          Representations, Warranties and Undertakings of the Purchaser

The Purchaser hereby represents, warrants and undertakes to the Vendor as follows:

A. (1) It has full power under it constitutive documents and applicable law and all authorizations, approvals, consents and licenses required by it have been unconditionally obtained and are in full force and effect, to permit it to enter into and perform this Agreement and any powers of attorney appointing an attorney to act for the Purchaser, the execution and delivery by such Purchaser of, and the performance by the Purchaser of this Agreement will not contravene any agreement or other instrument binding upon the Purchaser, except for such contraventions that individually or in the aggregate would not have a material adverse effect on the Vendor, and this Agreement has been duly authorized, executed and delivered by the Purchaser and is a valid and binding agreement of the Purchaser enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization insolvency, moratorium or similar laws affecting creditors' rights generally and except as the availability of remedies may be limited by equitable principles of general applicability.

     (2) The Sale Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Purchaser has not offered or sold, and will not offer or sell, any Sale Shares within the United States except in accordance with Rule 903 of Regulations S or in accordance with sub-clause A(3) below. Accordingly, neither the Purchaser, its affiliates nor any persons acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Sale Shares. Terms used in this sub-clause A(2) have the meanings given to them by Regulation S.

     (3) Notwithstanding sub-clause A(3), it is understood and agreed by the Vendor and the Purchaser that the Purchaser may arrange for the offer and sale of a portion of the Sale Shares to sophisticated institutional investors who are in the United States (as such term is defined in Regulation S) under restrictions and other circumstances reasonably designed to preclude a distribution that would require registration of the Sale Shares under the Securities Act.

B. In connection with any offer or sale of the Sale Shares in the United States by the Purchaser (through its affiliate, Dresdner Kleinwort Benson, North America LLC), or any persons acting on its or their behalf neither the Purchaser nor any of its affiliates nor any persons acting on its or their behalf has engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act).

C. In connection with any offer or sale of the Sale Shares in the United Kingdom, the Purchaser (i) has not offered or sold and, prior to the expiration of the period ending six months after the Settlement Day, will not offer or sell, any Sale Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Sale Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Sale Shares to a person who is of a kind descried in
     Article 11 (3) of the Financial Services Act 1986 (Investment Advertising) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

D. In connection with any offer or sale of the Sale Shares, no action has been taken or will e taken in any jurisdiction by the Purchaser or any other person acting on its or their behalf that would require the registration or qualification of the Sale Shares under the Securities Act or any state law.

E. The information contained in our letter to you of even date herewith regarding the details of the transaction described therein are true and accurate in all material respects.